Exhibit 107

Calculation of Filing Fee Tables

Schedule 14A

(Form Type)

Enzo Biochem, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction (1)(2)		Fee rate	Amount of Filing Fee
Fees to Be Paid	$146,000,000	(3)	0.00011020	$16,089.20
Fees Previously Paid	$0			$0
Total Transaction Valuation	$146,000,000
Total Fees Due For Filing				$16,089.20
Total Fees Previously Paid				$0
Total Fee Offsets				$0
Net Fee Due				$16,089.20

(1)	Title of each class of securities to which transaction applies: N/A

(2)	The aggregate number of securities to which the asset sale applies: N/A

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined by multiplying 0.00011020 by $146,000,000. The purchase price payable under the Asset Purchase Agreement (as defined in the proxy statement) is $146,000,000 to be received by Enzo Biochem, Inc.